     Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact:
Michael Courtian
Vice President
Investor Relations and Corporate Finance
(212) 553-7194
michael.courtian@moodys.com

Moody’s Corporation Reports Record Revenue and Earnings per Share
for the Second Quarter of 2003

New York, NY – July 22, 2003 – Moody’s Corporation (NYSE: MCO) today announced results for the second quarter of 2003.

Summary of Results

Moody’s achieved record revenue and earnings per share in the second quarter of 2003. Revenue rose to $312.7 million, an increase of 15% from $271.5 million for the same quarter of last year. Revenue in the second quarter of 2003 included KMV, which Moody’s acquired in April 2002. On a pro forma basis, assuming that Moody’s had owned KMV for the entire second quarter of 2002, prior year revenue would have been $273.3 million and revenue growth for the second quarter of 2003 would have been 14%. Moody’s year-to-year growth for the quarter reflected the favorable impact of currency translation, mainly due to the strength of the Euro and to a lesser extent the British Pound. Currency translation contributed approximately 250 basis points to revenue growth for the quarter.

Operating income for the second quarter of 2003 was $176.7 million, an increase of 20% from $147.0 million for the same quarter of last year. Approximately 200 basis points of growth in operating income was due to currency translation. Net income for the quarter was $100.9 million, an increase of 28% from $78.7 million for the prior year quarter.

Diluted earnings per share for the second quarter of 2003 rose to $0.66, an increase of 35% from $0.49 for the second quarter of 2002. Earnings per share for the second quarter of 2003 included a $0.01 impact related to the company’s previously announced decision to begin expensing stock options and other stock-based compensation plans in 2003.

In addition to its reported results, Moody’s has included above and elsewhere in this earnings release certain adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures”. Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s growth. These non-GAAP financial measures relate to: (1) presenting 2002 revenue and expenses as if Moody’s April 2002 acquisition of KMV had taken place on January 1, 2002; (2) presenting 2003 earnings per share before a non-recurring gain on an insurance recovery in the first quarter of 2003; and (3) presenting 2003 earnings per share before the impact of expensing stock-based compensation plans, since 2003 is the first year in which such expense is being recognized in the company’s reported results.

“Moody’s results for the quarter reflect the continued benefits of the low interest rate environment and narrowing credit spreads in several segments of our ratings business,” said John Rutherfurd Jr., President and Chief Executive Officer of Moody’s Corporation. “In addition, growth in our non-ratings businesses, which are not interest-rate sensitive, should help Moody’s continue to grow when interest rates eventually rise.”

Revenue

Moody’s Investors Service (“MIS”) global ratings revenue totaled $256.4 million in the second quarter, an increase of 12% from $228.5 million in the second quarter of 2002.

Within the ratings business, global structured finance revenue totaled $116.9 million for the second quarter of 2003, rising 17% from the prior year period. U.S. structured finance revenue grew in the high single-digit percent range, benefiting from good growth in commercial mortgage-backed securities and credit derivatives. International structured finance revenue grew nearly 40%, reflecting strength in European credit derivatives and residential mortgage-backed securities as well as favorable impacts from currency translation.

Global corporate finance revenue of $71.6 million in the second quarter of 2003 was up 9% from $65.5 million in the same quarter of 2002. U.S. revenue grew in the mid-teens percent range driven by robust growth in ratings of high yield bonds and bank loans partially offset by weakness in investment grade ratings. In Europe, corporate finance ratings revenue declined modestly on a year-over-year basis due to lower issuance.

Global financial institutions and sovereigns revenue totaled $44.1 million for the second quarter of 2003, up 4% from the prior year period. In the U.S., financial institutions revenue grew in the low double-digit percent range as strong growth in the number of issues offset a decline in the dollar volume of issuance. Outside the U.S., financial institutions revenue declined modestly.

U.S. public finance revenue was $23.8 million, an increase of 17% from $20.4 million a year ago. The favorable interest rate environment and the weakness of municipal tax receipts contributed to growth in refinancings and “new money” issuance.

Global research revenue grew to $30.1 million, an increase of 35% from the prior year period, reflecting strong sales of new products to existing clients, robust new client acquisitions and licensing of Moody’s information to third party distributors.

Revenue at Moody’s KMV (“MKMV”) totaled $26.2 million for the quarter, an increase of 27% on a reported basis and 16% assuming that Moody’s had owned KMV for the entire second quarter of 2002. MKMV growth mainly reflected increases in subscription revenue related to quantitative credit risk assessment products.

Moody’s U.S. revenue of $209.4 million for the second quarter of 2003 was up 16% from the second quarter of 2002 on a reported basis and up 16% assuming that Moody’s had owned KMV for the entire second quarter of 2002. International revenue of $103.3 million in the second quarter of 2003 was 13% higher than in the prior year period on a reported basis and 12% higher assuming that Moody’s had owned KMV for the entire prior year period. International revenue accounted for 33% of Moody’s total in the quarter compared with 34% for the second quarter of 2002.

Expenses

Expenses for the second quarter of 2003 totaled $136.0 million, 9% higher than in the prior year period on a reported basis. Assuming that Moody’s had owned KMV for the entire second quarter of 2002, expenses for the prior year period would have been $126.3 million, and second quarter 2003 expense growth would have been 8%. As previously announced, Moody’s adopted a policy of expensing stock options granted on or after January 1, 2003. Expenses for the second quarter of 2003 included $3.0 million related to stock-based compensation plans, mainly for stock options granted in February, whereas no such expense was recorded in the prior year period.

Moody’s operating margin for the second quarter of 2003 was 57%, up from 54% in the second quarter of 2002. The quarter’s high margin was the result of better-than-anticipated revenue growth, principally in structured finance and public finance and research.

Year-to-date Results

Revenue for the first six months of 2003 totaled $590.9 million, an increase of 17% from $503.1 million for the same period of 2002. On a pro forma basis, assuming Moody’s had acquired KMV on January 1, 2002, revenue for the first six months of 2002 would have been $518.2 million and revenue growth in the first six months of 2003 would have been 14%. First-half operating income of $325.8 million was up 16% from $281.7 million for the same period of 2002. Currency translation accounted for approximately 250 basis points of revenue growth and 150 basis points of operating income growth year-to-date. Net income for the first six months of 2003 was $192.8 million, an increase of 27% from $151.3 million in the first six months of 2002. Diluted earnings per share for the first half of 2003 were $1.27 compared with $0.95 for the first half of 2002.

At MIS, global ratings revenue was $481.1 million for the first six months of 2003, up 12% from $430.5 million in the same period of 2002. This increase was driven by broad-based ratings revenue growth in the corporate finance, structured finance, financial institutions and public finance businesses. Research revenue rose to $58.8 million for the first half of 2003, up 34% from the first half of 2002. Currency translation also contributed to revenue growth in the period. Revenue at MKMV for the first six months of 2003 totaled $51.0 million. On a pro forma basis, assuming Moody’s had acquired KMV on January 1, 2002, MKMV revenue for the first half of 2002 would have been $43.9 million and growth in the first half of 2003 would have been 16%.

Tax Rate

Moody’s effective tax rate for the second quarter of 2003 was 41.5%, unchanged from the first quarter of 2003 but down from 44.2% for the second quarter of 2002. Significant factors contributing to the year-over-year improvement include continued operating growth in jurisdictions with lower tax rates than New York and the establishment of a New York captive insurance company, which was approved by state insurance authorities during 2002.

Outlook for Full Year 2003

A number of the capital markets sectors in which Moody’s provides ratings experienced higher issuance in the second quarter of 2003 than in the first quarter of 2003 or the prior year period, buoyed by robust refinancings. Low interest rates and narrowing credit spreads were the most significant drivers of this activity. The fundamental long-term drivers of debt issuance, economic activity and business investment, remained weak in the quarter and Moody’s does not foresee any notable improvement in 2003.

Within the ratings business, we have increased our expectations for full-year 2003 structured finance revenue growth to the low double-digits percent range. In the U.S., residential mortgage refinancings have not declined as quickly as we had anticipated, and declines in related securitizations may not occur until the latter part of the year or until 2004. In international structured finance markets, secular forces and favorable currency translation are expected to continue to drive growth at or above 20% for the year. In our corporate finance business, we now expect revenue growth in the high single-digit percent range based on continued strength in the U.S. speculative grade market and international activity. U.S. investment grade debt issuance will likely remain sluggish versus prior year issuance as the volume of outstanding debt still to be refinanced declines and the need for new borrowings to fund investment and mergers and acquisitions is expected to remain weak. Financial institutions issuance in the second half of 2003 should decline from the high level of the first half. In the U.S. public finance sector we now expect revenue to grow in the mid to high single-digit percent range. We believe growth will remain strong in our research business. Finally, at MKMV we expect percent revenue growth in the mid-teens on a pro forma basis and an improved operating margin, but we expect both revenue and operating income to be below our 2003 plan. On a reported basis, MKMV percent revenue growth is expected to be in the mid-thirties percent.

Overall for 2003, Moody’s expects that revenue growth will be in the double-digits to low-teens percent range on a pro forma basis, as if KMV had been acquired at the beginning of 2002. On a reported basis, we expect that percent revenue growth will be in the low-teens range.

Moody’s expenses for 2003 will likely reflect continued investment spending on enhanced ratings practices, technology initiatives and product development, and continued hiring to support growth areas of the business. Slightly better than prior guidance, Moody’s expects the full-year 2003 margin will decline approximately 100 basis points compared to 2002 before the impact of expensing stock-based compensation plans. The 41.5% effective tax rate of the second quarter is expected to persist for the full year.

Overall, Moody’s now expects full-year 2003 diluted earnings per share in the range of $2.18 to $2.24 before the previously reported first quarter gain on an insurance recovery and before the impact of expensing stock-based compensation plans. On a reported basis, diluted earnings per share is expected in the range of $2.19 to $2.25, including the $0.05 insurance gain and $0.04 in expense related to expensing stock-based compensation plans.

The estimated $0.04 per share impact of expensing stock-based compensation plans will result in a reduction in projected year-to-year earnings per share growth of approximately 2% in 2003. As previously reported, Moody’s has adopted expensing of stock-based compensation prospectively, effective for all options issued on or after January 1, 2003. Accordingly, such expense will increase each year over the option vesting period, which is currently four years, with a growing negative impact on growth in earnings per share. Moody’s current long-term target for 15% annual growth in earnings per share is on a pro forma basis before considering this transition, and would be temporarily reduced to the range of 12% to 13% during the transition period.

Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, and Moody’s KMV, a leading provider of market-based quantitative services for banks and investors in credit-sensitive assets serving the world’s largest financial institutions. The corporation, which employs approximately 2,100 employees in 18 countries, had reported revenue of $1.0 billion in 2002. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information are made as of July 22, 2003, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, changes in the volume of debt securities issued in domestic and/or global capital markets; changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations, including those relating to Nationally Recognized Statistical Rating Organizations; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those tax and legal contingencies that relate to Old D&B, its predecessors and their affiliated companies for which the Company has assumed portions of the financial responsibility; the ability of the Company to successfully integrate the KMV and MRMS businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody’s Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

Amounts in millions, except per share amounts	2003	2002	2003	2002

Revenue	$312.7	$271.5	$590.9	$503.1
Expenses
Operating, selling, general and administrative expenses	128.1	118.3	249.4	211.1
Depreciation and amortization	7.9	6.2	15.7	10.3

Total expenses	136.0	124.5	265.1	221.4

Operating income	176.7	147.0	325.8	281.7

Interest and other non-operating (expense) income, net (a)	(4.2)	(6.0)	3.8	(10.6)

Income before provision for income taxes	172.5	141.0	329.6	271.1
Provision for income taxes	71.6	62.3	136.8	119.8

Net income	$100.9	$78.7	$192.8	$151.3

Earnings per share
Basic	$0.68	$0.51	$1.30	$0.98

Diluted	$0.66	$0.49	$1.27	$0.95

Weighted average number of shares outstanding
Basic	148.8	155.0	148.4	154.7

Diluted	153.0	159.3	152.2	158.6

(a)	Non-operating income for the six months ended June 30, 2003 includes a $13.6 million non-recurring gain on an insurance recovery related to the September 11th tragedy. Excluding this gain, diluted earnings per share for the six months ended June 30, 2003 would have been $1.21.

Moody’s Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

Amounts in millions	2003	2002 (a)	2003	2002 (a)

Moody’s Investors Service (b)
Structured finance	$116.9	$100.1	$214.7	$188.7
Corporate finance	71.6	65.5	133.0	123.5
Financial institutions and sovereign risk	44.1	42.5	89.8	80.2
Public finance	23.8	20.4	43.6	38.1

Total ratings revenue	256.4	228.5	481.1	430.5
Research	30.1	22.3	58.8	43.8

Total Moody’s Investors Service	286.5	250.8	539.9	474.3
Moody’s KMV	26.2	20.7	51.0	28.8

Total revenue	$312.7	$271.5	$590.9	$503.1

Revenue by geographic area (b)
United States	$209.4	$179.9	$392.7	$340.4
International	103.3	91.6	198.2	162.7

Total revenue	$312.7	$271.5	$590.9	$503.1

(a)	KMV was acquired on April 12, 2002, during the Company’s fiscal second quarter. On a pro forma basis, assuming that Moody’s had acquired KMV on January 1, 2002, Moody’s KMV revenue for the three and six months ended June 30, 2002 would have been $22.5 million and $43.9 million, respectively, and total Moody’s revenue would have been $273.3 million and $518.2 million, respectively. On this pro forma basis, revenue by geographic area for the three and six months ended June 30, 2002 would have been $180.9 million and $348.0 million, respectively, in the United States and $92.4 million and $170.2 million, respectively, for International.

(b)	Certain prior year amounts have been reclassified to conform to the current year presentation.